Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Brookdale Senior Living Inc.
Investors:	Ross Roadman (615) 564-8104 rroadman@brookdale.com

Brookdale Mourns Passing of Board Member Granger Cobb

NASHVILLE, Tenn., September 24, 2015 – Brookdale Senior Living Inc. (NYSE: BKD) today announced with great sadness that Granger Cobb, a member of Brookdale's Board of Directors, passed away earlier this week.  After leading Emeritus Corporation since 2007, Mr. Cobb joined Brookdale's Board of Directors upon Brookdale's merger with Emeritus in July 2014.

Andy Smith, Brookdale's CEO, said, "Granger Cobb was a true pioneer and leader in our industry. He had a tremendous impact on the lives of countless seniors and their families and all of the associates who benefited from his leadership and vision. Granger was a key player in bringing together Brookdale and Emeritus in 2014 to create the largest senior living company in America. His vision, friendship and energy will be deeply missed. My deepest condolences go out to his family."

Granger Cobb worked in the senior living industry for virtually his entire career.  Prior to his service on Brookdale's Board of Directors, Mr. Cobb was a member of Emeritus' Board of Directors from 2007 to 2014 and served as Emeritus' President and Chief Executive Officer from 2011 to 2014 and as its President and Co-Chief Executive Officer from 2007 to 2011.  Mr. Cobb joined Emeritus with its acquisition of Summerville Senior Living in 2007, where he had served as President, Chief Executive Officer and a director since 2000.  Mr. Cobb joined Summerville in 1998 with its acquisition of Cobbco, Inc., a California-based assisted living company he founded in 1989. Mr. Cobb was active in several industry associations and served on the Boards of Directors of the Assisted Living Federation of America (ALFA) and the National Investment Center for the Seniors Housing & Care Industry (NIC).

About Brookdale Senior Living

Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States.  The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently Brookdale operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with approximately 1,135 communities in 47 states and the ability to serve approximately 110,000 residents.  Through its ancillary services program, the Company also offers a range of outpatient therapy, home health, personalized living and hospice services.  Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.